[Letterhead of Sonnenschein Nath & Rosenthal LLP]


                               August 9, 2007


GraphOn Corporation
5400 Soquel Avenue, Suite A2
Santa Cruz, California 95062

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      In our capacity as counsel to GraphOn Corporation, a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a registration statement on Form S-8 (the "Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering (i) 2,500,000 shares (the "2005 Plan Shares") of common stock, par value $0.0001 per share, of the Company (the "Common Stock") issuable pursuant to the terms of the Company's 2005 Equity Incentive Plan (the "2005 Plan"), (ii) 1,000,000 shares (the "2005 Restricted Stock Plan Shares") of Common Stock awarded pursuant to the terms of the 2005 Plan, and (iii) 100,000 shares (the "ESPP Shares") of Common Stock issuable pursuant to the terms of the Company's Employee Stock Purchase Plan (the "ESPP Plan" and collectively with the 2005 Plan, the "Plans").

      In connection with rendering this opinion, we have examined and are familiar with the Company's Restated Certificate of Incorporation, as amended, the Company's Restated By-Laws, the Plans, the Registration Statement, corporate proceedings of the Company relating to the Plans and such other instruments and documents as we have deemed relevant under the circumstances.

      In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

      Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

      (1)The 2005 Plan Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the 2005 Plan, will be duly and validly issued, fully paid and non-assessable;

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      (2)The 2005 Restricted Stock Plan Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the 2005 Plan, either prior to or subsequent to the date hereof, will be duly and validly issued, fully paid and non-assessable; and

      (3)The ESPP Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the ESPP Plan, will be duly and validly issued, fully paid and non-assessable.

      The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

      We hereby consent to the use of our opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                               Very truly yours,

                               SONNENSCHEIN NATH & ROSENTHAL LLP


                               By:         /s/ Ira Roxland
                                   ------------------------------
                                          A Member of the Firm